EXHIBIT 11.1

SNYDER OIL CORPORATION
Computation of Net Income (Loss) per Common Share
For The Years Ended December 31, 1994, 1995  and 1996
(In thousands except per share data)

                                                                                            Year Ended December 31,
                                                                           ---------------------------------------------------
                                                                               1994              1995              1996
                                                                           -------------     -------------      --------------
Net income (loss)                                                               $12,372          ($39,831)            $62,950
Dividends on preferred stock                                                    (10,806)           (6,210)             (6,210)
                                                                           -------------     -------------      --------------

        Net income (loss) available to common                                    $1,566          ($46,041)            $56,740
                                                                           =============     =============      ==============


Weighted average shares outstanding                                              23,704            30,186              31,308
Assumed exercise of vested common stock options
     net of treasury shares repurchased                                             290(a)            138(c)              179(d)
Assumed conversion of 6% preferred stock                                          4,881(b)          4,881(b)            5,051(e)
                                                                           -------------     -------------      --------------

        Weighted average common stock and equivalents outstanding                28,875            35,205              36,538
                                                                           =============     =============      ==============



PRIMARY NET INCOME (LOSS) PER COMMON SHARE:

Net income (loss)                                                                 $0.52            ($1.32)              $2.01
Dividends on preferred stock                                                      (0.45)            (0.21)              (0.20)
                                                                           -------------     -------------      --------------

Net income (loss) available to common                                             $0.07            ($1.53)              $1.81
                                                                           =============     =============      ==============



FULLY DILUTED NET INCOME (LOSS) PER COMMON SHARE:

Net income (loss)                                                                 $0.43            ($1.13)              $1.72
Dividends on preferred stock                                                       0.00              0.00                0.00
                                                                           -------------     -------------      --------------

Net income (loss) available to common                                             $0.43            ($1.13)              $1.72
                                                                           =============     =============      ==============
                                                                            Antidilutive      Antidilutive         Dilutive

(a) Computed as 532,837 shares assumed to be issued upon exercise of vested options less 242,690 shares assumed to be purchased and held in treasury ($4,421,814 proceeds divided by $18.22 average closing price).
(b)          4,100,000 shares X $25.00/$21.00. Should be 4,140,000  shares,  but will leave the same as reported in prior years.
(c) Computed as 743,285 shares assumed to be issued upon exercise of vested options less 605,327 shares assumed to be purchased and held in treasury ($7,802,659 proceeds divided by $12.89 average closing price).
(d) Computed as 772,155 shares assumed to be issued upon exercise of vested options less 593,111 shares assumed to be purchased and held in treasury ($10,308,269 proceeds divided by $17.38 ending market price).
(e)          4,134,000 shares X $25.00/$20.46.
